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Exhibit 4.2

INTER-CREDITOR AGREEMENT

        THIS INTER-CREDITOR AGREEMENT is made the 22nd day of August, 2005

        AMONG:

        SR Telecom Inc. ("SRT")

        – and –

        BNY Trust Company of Canada as administrative agent and collateral agent for the ECF Lenders (the "Agent")

        – and –

        BNY Trust Company of Canada as payment agent on behalf of the ECF Lenders, the Convertible Debentureholders and the CTR Lenders (the "Payment Agent")

        – and –

        Computershare Trust Company of Canada (the "Canadian Trustee") and Manufacturers and Traders Trust Company (the "U.S. Trustee"; collectively with the Canadian Trustee, the "Trustees") as trustees for the Convertible Debentureholders

        – and –

        Export Development Canada ("EDC") and Inter-American Development Bank ("IADB"; collectively with EDC, the "CTR Lenders")

        – and –

        Comunicación y Telefonia, Rural S.A. ("CTR")

WHEREAS:

1.
each of the Creditors is a secured creditor of SRT;

2.
EDC and IADB are also, collectively, secured creditors of CTR which is an indirect subsidiary of SRT;

3.
SRT, EDC, IADB, CTR and certain of the holders of SRT's then existing 8.15% Debentures (as proposed ECF Lenders and as proposed Convertible Debentureholders) have previously entered into the Restructuring Term Sheet to, inter alia, set out the principal terms and features of a proposed restructuring of SRT between them as to, inter alia, the obligations due by SRT to the Creditors and the security granted by SRT for the payment and performance of such obligations;

4.
approximately Cdn$70,535,000 of the principal amount of the 8.15% Debentures have been exchanged for Convertible Debentures, and approximately Cdn$465,000 of the principal amount of the 8.15% Debentures have not been so exchanged and continue as unsecured debt obligations of SRT;

5.
the Payment Agent has been appointed, with respect to SRT only, as payment agent for the ECF Lenders, the Convertible Debentureholders and the CTR Lenders as holders of the CTR Guarantee, under the terms of this Inter-Creditor Agreement;

6.
the Agent has been appointed as agent for the ECF Lenders, and the Indebtedness due by SRT to the ECF Lenders as at the date hereof is approximately US$21,997,023.39, and may increase and/or revolve from time to time pursuant to the ECF Credit Agreement;

7.
the Trustees have been appointed as trustees for the Convertible Debentureholders, the Canadian Trustee has been designated as collateral agent for the Convertible Debentureholders, and the Indebtedness due by SRT to the Convertible Debentureholders as at the date hereof is Cdn$75,330,761;

8.
the CTR Guarantee Maximum as at the date hereof is US$12,000,000; and

9.
without derogating from the provisions of the Restructuring Term Sheet, the Parties wish to more completely set out certain specific rights and obligations between SRT, CTR and the Creditors within this Inter-Creditor Agreement;

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties make the following covenants, acknowledgements and agreements:

1.     Capitalized Terms and Interpretation

  For the purposes of this Inter-Creditor Agreement (including the recitals), the following capitalized terms shall have the following defined meanings:

  "8.15% Debentures" means the 8.15% debentures of SRT due October 15, 2011 issued pursuant to the trust indenture dated April 22, 1998 between SRT and Montreal Trust Company of Canada (now Computershare Trust Company of Canada), as amended pursuant to a supplemental indenture dated August 22, 2005;

  "Agent" means BNY Trust Company of Canada, as administrative agent and collateral agent for the ECF Lenders, or any successor or assign duly appointed as agent under the ECF Credit Agreement;

  "BIA" means the Bankruptcy and Insolvency Act (Canada);

  "Canadian Trustee" means Computershare Trust Company of Canada, as a Trustee under the Trust Indenture, and as designated secured party and collateral agent under the Trust Indenture, or any successor or assign duly appointed under the Trust Indenture;

  "CCAA" means the Companies' Creditors Arrangement Act (Canada);

  "Chilean Holdco" means Servicios Rurales De Telecomunicaciones SA;

  "Civil Code" means the Civil Code of Quebec;

  "Collateral" means the assets, undertaking and property of SRT that are charged and encumbered as security for the ECF Obligations, the Convertible Debenture Obligations and the CTR Guarantee Obligations;

  "Collateral Sale Proceeds" means any Proceeds derived from a sale of Collateral required to be consented to in writing by the ECF Lenders pursuant to the terms of the ECF Credit Agreement;

  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock or by contract or otherwise and, when determining control based on ownership of voting stock, means, with respect to control of a body corporate by a Person, the holding (other than by way of security only) by or for the benefit of that Person, or affiliates of that Person of stock of such body corporate or the right to vote or direct the voting of stock of such body corporate to which, in the aggregate, are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the body corporate, provided that the votes attached to such stock are sufficient, if exercised, to elect a majority of the directors of the body corporate;

  "Convertible Debentures" means the 10% secured convertible debentures due October 15, 2011, issued pursuant to the Trust Indenture, including all PIK Debentures;

  "Convertible Debenture Documents" means the documents listed in Schedule "A", together with any permitted amendments and supplemental agreements from time to time;

  "Convertible Debenture Maturity Date" means October 15, 2011;

  "Convertible Debenture Obligations" means all Indebtedness of SRT due to the Convertible Debentureholders and all payment and performance obligations owed by SRT pursuant to the Convertible Debenture Documents;

  "Convertible Debenture Security" means the security documents listed in Schedule "A", together with any permitted amendments and supplemental agreements from time to time;

  "Convertible Debentureholders" means (as the context may require) the Trustees and/or each of the beneficial holders of Convertible Debentures from time to time;

  "Convertible Debentureholders' Standstill Period" has the meaning ascribed to it in Section 8(b), and subject to the terms of Section 8(c);

  "Credit Documents" means the documents describing the Obligations of SRT to each of the Creditors, being the ECF Documents, the Convertible Debenture Documents, and the CTR Guarantee Documents;

  "Creditors" means the ECF Lenders, the Convertible Debentureholders, and the CTR Lenders, as holders of the CTR Guarantee, being the secured creditors of SRT;

  "CTR" means Comunicación y Telefonia, Rural S.A.;

  "CTR Guarantee" means the guarantee dated as of May 19, 2005 between SRT and the CTR Lenders, guaranteeing payment and performance by SRT of the CTR Obligations, but limited in amount to the CTR Guarantee Maximum;

  "CTR Guarantee Documents" means the documents listed under the heading "CTR Guarantee Documents" in Schedule "B", together with any permitted amendments and supplemental agreements from time to time. For certainty, "CTR Guarantee Documents" does not include the Support Agreement or the Subordination Pledge;

  "CTR Guarantee Maximum" means the lesser of (a) US$12,000,000, and (b) US$12,000,000 less (i) any amounts paid after the date of the CTR Guarantee by SRT (as opposed to CTR) or the Payment Agent to the CTR Lenders (or either of them) as contemplated in Paragraphs 16(b)(ii), 18(i) or 18(l) of the Restructuring Term Sheet and (ii) any cash amounts provided by SRT to CTR after the date of the CTR Guarantee and which are paid directly to the Payment Agent or to the CTR Lenders (or either of them) (other than any cash amounts required to be paid by SRT to CTR in accordance with the Support Agreement), in each case to the extent such amounts would be (and the CTR Lenders hereby acknowledge that such amounts will be) applied in accordance with Schedule B to the Restructuring Term Sheet to the payment of principal amounts outstanding under the CTR Loan Documents;

  "CTR Guarantee Obligations" means the obligation of SRT to pay the CTR Obligations to a maximum amount of the CTR Guarantee Maximum;

  "CTR Guarantee Security" means the security documents listed under the heading "CTR Guarantee Documents" in Schedule "B", together with any permitted amendments and supplemental agreements from time to time;

  "CTR Lenders" means each of EDC and IADB and their permitted successors and assigns;

  "CTR Lenders Pledged Collateral" means, collectively:

  (a)
  the Subordinated Debt and all promissory notes or other instruments evidencing the Subordinated Debt including, without limitation, the notes and instruments listed on Schedule A to the Subordination Pledge;

  (b)
  all payments of principal or interest or other amounts, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the Subordinated Debt; and

  (c)
  all proceeds of any of the foregoing.

  "CTR Lenders' Standstill Period" means the period that began on May 17, 2005 and ending on the earliest to occur of the following dates:

  (a)
  the CTR Maturity Date;

  (b)
  the earliest to occur of (1) the date an initial order is made under Section 11 of the CCAA with respect to SRT, (2) the date on which SRT becomes a bankrupt pursuant to the BIA and (3) the date on which SRT initiates proceedings under Part III of the BIA;

  (c)
  the date upon which acceleration occurs or enforcement proceedings are initiated by the Agent to enforce the ECF Obligations or the ECF Security; or

  (d)
  the date upon which acceleration occurs or enforcement proceedings are initiated by either or both of the Trustees, as trustees for the Convertible Debentureholders, to enforce the Convertible Debenture Obligations or by the Canadian Trustee, to enforce the Convertible Debenture Security;

  "CTR Loan Documents" means the documents listed under the heading "CTR Loan Documents" described in Schedule "B", as may be amended, supplemented, superseded or replaced from time to time;

  "CTR Maturity Date" means May 17, 2008, or such later date as may be agreed by the CTR Lenders in their sole discretion;

  "CTR Obligations" means all payment and performance obligations of CTR to the CTR Lenders pursuant to the CTR Loan Documents, which obligations are guaranteed in part by SRT pursuant to the CTR Guarantee;

  "Default" means any event which, with the giving of notice and/or lapse of time and/or a determination being made under the provisions of the Convertible Debenture Documents, the CTR Loan Documents and the ECF Documents, as the context may require, would or could constitute or result in an Event of Default;

  "ECF Credit Agreement" means the Credit Agreement dated as of May 19, 2005 among SRT, as borrower, the Agent, as administrative agent and collateral agent, and the Lenders as may be amended, supplemented, superseded or replaced from time to time;

  "ECF Documents" means the documents listed in Schedule "C", as may be amended, supplemented, superseded or replaced from time to time;

  "ECF Lenders" means (as the context may require) the Agent/or and the Lenders under the ECF Credit Agreement from time to time;

  "ECF Maturity Date" means October 2, 2011;

  "ECF Obligations" means all Indebtedness of SRT due to the ECF Lenders and all payment and performance obligations owed by SRT pursuant to the ECF Documents;

  "ECF Security" means the security documents listed in Schedule "C", as may be amended, supplemented, superseded or replaced from time to time;

  "EDC" means Export Development Canada;

  "Event of Default" means an event of default (or any other event howsoever defined that would permit the applicable Party to demand, accelerate or enforce payment of its Obligations) under and as defined in the Convertible Debenture Documents, the CTR Guarantee Documents and the ECF Documents, as the context may require;

  "Extraordinary Pro Rata" means the proportionate allocation of relevant funds from time to time between the Convertible Debentureholders (as to the CD Pro Rata Share) and the CTR Lenders (as to the L Pro Rata Share) to be allocated between them, calculated on the following basis:

  F = funds to be allocated;

  CD = Convertible Debenture Obligations then outstanding;

  L = CTR Obligations then outstanding;

  CD Pro Rata Share = [CD / CD + L] *F; and

  L Pro Rata Share = [L / CD + L] *F;

  "IADB" means Inter-American Development Bank;

  "Indebtedness" means any and all loans, obligations, liabilities and indebtedness of any kind, nature and description owed by SRT to a given Creditor or group of Creditors, as applicable, including principal, interest, charges, fees, costs, and expenses, whether as principal, surety, endorser, guarantor or otherwise arising under any of the Credit Documents delivered to such Creditor or Creditors, as applicable, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by such Creditor or Creditors, as applicable, and shall include all interest and costs of collection (including, without limitation, all legal, accounting and receiver fees), enforcement of the Security granted to such Creditor or Creditors, as applicable, or preservation and protection of the Collateral which may at any time accrue with respect to such Indebtedness, and any post-judgment or post-petition interest due under the relevant Credit Documents, whether or not allowed in any claim or petition approved by a court of competent jurisdiction;

  "Inter-Creditor Agreement" means this inter-creditor agreement, as may be amended, supplemented, superseded or replaced from time to time;

  "Intercreditor Agreement Assignment and Assumption Agreement" means an agreement in the form attached as Schedule "D";

  "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, trust (actual or deemed), easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the PPSA, and any publication effecting any hypothec, security interest or right under the Civil Code or comparable law of any jurisdiction);

  "Notice" has the meaning ascribed to it in Section 29(d);

  "Obligations" means the ECF Obligations and/or the Convertible Debenture Obligations and/or the CTR Guarantee Obligations, as the context may require;

  "Parties" means the parties to this Inter-Creditor Agreement and "Party" means any one of them;

  "Payment Agent" means BNY Trust Company of Canada, as payment agent for each of the Creditors pursuant to the terms of Section 5;

  "Permitted Payments" means the following payments which may be made by SRT to the Subordinate Creditors or CTR, or to the benefit of the Subordinate Creditors or CTR, as and when permitted pursuant to Section 9:

  (a)
  subject to the terms of Section 9(b);

  (i)
  scheduled cash interest payments on the outstanding amount of the Convertible Debentures which interest, for greater certainty, shall not exceed 10% per annum (or 12% per annum where required under the Trust Indenture) based on the outstanding principal amount of the Convertible Debentures (which outstanding principal shall include, for greater certainty, the principal amount of PIK Debentures issued by SRT, all capitalized interest and fees) and, for greater certainty, may include payments of accrued interest so long as the annual rate of interest does not exceed the amount hereinbefore provided;

  (ii)
  fees provided for in the Trust Indenture and out-of-pocket costs and expenses actually incurred by the Convertible Debentureholders prior to or concurrent with the completion of the transaction contemplated under the Convertible Debenture Documents to the date hereof; and

  (iii)
  cash repayments of the outstanding principal amount of the Convertible Debentures;

  (b)
  subject to the terms of Section 9(c):

  (i)
  issuance of PIK Debentures as and when contemplated under the Trust Indenture;

  (ii)
  payments under the Support Agreement as and when contemplated under the Support Agreement;

    (iii)
    permitted repayment or prepayment of the CTR Guarantee Obligations and the Convertible Debenture Obligations from the proceeds of the Rights Offering by SRT, as permitted under Section 15(e);

    (iv)
    permitted repayment or prepayment of the CTR Guarantee Obligations as permitted under Section 15(f);

    (v)
    scheduled payments of interest under the 8.15% Debentures;

    (vi)
    fees and disbursements payable by SRT to the Convertible Debentureholders;

    (vii)
    fees and disbursements payable by SRT to the CTR Lenders as permitted under Section 20 of the Restructuring Term Sheet;

    (viii)
    fees, costs and expenses payable to the Trustees pursuant to the Trust Indenture; and

    (ix)
    the issuance of Common Shares of SRT upon conversion of the Convertible Debentures; and

  (c)
  subject to Sections 4, 6, 7, 8, and 9 (including, without limitation, Section 9(d)), (i) payments permitted or required for the permitted voluntary redemption by SRT of the Convertible Debentures, if such voluntary redemption is consented to by the Agent, or (ii) payments permitted or required upon a change of Control of SRT;

  "Person" means any individual, partnership, joint venture, trust, corporation, limited liability company, unlimited liability company or other legal entity, whether or not a Party to this Inter-Creditor Agreement;

  "PIK Debentures" means debentures issued as "payment in kind" of interest obligations under the Trust Indenture, which would otherwise be payable in cash;

  "Pro Rata" means the proportionate allocation of relevant funds from time to time between the Convertible Debentureholders (as to the CD Pro Rata Share) and the CTR Lenders (as to the G Pro Rata Share) to be allocated between them, calculated on the following basis:

  F = funds to be allocated;

  CD = Convertible Debenture Obligations then outstanding;

  G = CTR Guarantee Obligations then outstanding, being the lesser of US$12,000,000 and the CTR Guarantee Maximum then outstanding;

  CD Pro Rata Share = [CD / CD + G] *F; and

  G Pro Rata Share = [G / CD + G] *F;

  "Proceeds" means all identifiable or traceable property in any form derived directly or indirectly from any of the Collateral or any dealing with the Collateral or the proceeds therefrom (including, without limitation, money, choses in action, securities, assets and other property) including, without limitation, Collateral Sale Proceeds and proceeds derived from any sale or disposition of, or other enforcement or realization proceedings with respect to, any of the Collateral (a) after the acceleration or maturity of any Indebtedness, (b) upon any dissolution, liquidation, winding-up, reorganization (including any proposal under the BIA and any reorganization or restructuring under the CCAA, bankruptcy, insolvency or receivership of SRT or any other arrangement or marshalling of the Collateral that is similar thereto), (c) upon the enforcement of, or any action taken with respect to, any Security over any of the Collateral, (d) as insurance or expropriation proceeds or any other payment representing indemnity or compensation for loss of, damage to or interruption in the business, operation or enjoyment of all or any part of the Collateral or any proceeds thereof (including, without limitation, money, choses in action, securities, assets and other property), or (e) as a result of the exercise of any right of set off or other similar right or remedy, in each case net of all costs, charges and expenses or liabilities incurred in connection with such sale, disposition, enforcement or realization, including legal fees and all proper costs, charges, expenses and liabilities of any receiver;

  "Restricted Payments" means (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's stock, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinate Creditors; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any employee or holder of stock of such Person other than payment of compensation in the ordinary course to employees or holders of stock who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any holder of stock of such Person or their Affiliates;

  "Restructuring Term Sheet" means the agreement entitled "SR Telecom — Amended and Restated Principles of Restructuring" dated as of May 16, 2005 among SRT, CTR, the Lending Debentureholders as defined therein, EDC and IADB, as amended by a letter agreement dated July 19, 2005, and as may be further amended from time to time by an agreement in writing between the Parties;

  "Rights Offering" has the meaning ascribed to that term in Section 16 of the Restructuring Term Sheet;

  "Security" means the ECF Security and/or the Convertible Debenture Security and/or the CTR Guarantee Security, as the context may require;

  "SRT" means SR Telecom Inc.;

  "Subordinate Creditors" means (a) the Convertible Debentureholders, and (b) the CTR Lenders in their capacity as Creditors of SRT;

  "Subordinated Debt" means all indebtedness and obligations of CTR to SRT and Chilean Holdco presently and hereafter existing and all interest and premiums, if any, thereon and other amounts payable in respect thereof, in respect of: (i) certain amounts in connection with previous intercompany loans and intercompany receivables made and/or delivered by SRT and by Chilean Holdco to CTR in the aggregate total amount as of the date hereof of US$59,407,885 and (ii) the indebtedness of CTR from time to time to SRT and Chilean Holdco for future intercompany loans made from SRT or Chilean Holdco to CTR;

  "Subordination Pledge" means the agreements listed in Schedule "E", together with any permitted amendments and supplemental agreements from time to time;

  "Support Agreement" means the agreement listed in Schedule "F", together with any permitted amendments and supplemental agreements from time to time;

  "Trust Indenture" means the trust indenture between the Trustees and SRT dated August 22, 2005, providing for the issuance by SRT of the Convertible Debentures and the PIK Debentures, and further designating the Canadian Trustee to act as secured party under the Convertible Debenture Security;

  "Trustees" means the Canadian Trustee and the U.S. Trustee, and "Trustee" means either of them, as the context may require; and

  "U.S. Trustee" means Manufacturers and Traders Trust Company, as a Trustee under the Trust Indenture, or any successor or assign duly appointed under the Trust Indenture.

  All capitalized terms used in this Inter-Creditor Agreement and not otherwise defined in this Inter-Creditor Agreement shall have the meanings ascribed thereto in the ECF Credit Agreement as at May 19, 2005. Unless otherwise specified, references in this Inter-Creditor Agreement to a Section, Subsection, Paragraph or Schedule refer to such Section, Subsection, Paragraph or Schedule as contained in, or attached to, this Inter-Creditor Agreement. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted and/or consolidated from time to time and any successor statute thereto.

  The recitals to this Inter-Creditor Agreement shall be an integral part of this Inter-Creditor Agreement and shall be construed as representations by each of the Parties to whom such recitals relate.

  Persons who are party to or affected by this Inter-Creditor Agreement may be affected in more than one capacity. A Person will be entitled to the benefit of this Inter-Creditor Agreement in each such capacity. Any action taken by a Person in one capacity will not affect such Person in any other capacity, unless the Person expressly agrees in writing.

2.     Restructuring Term Sheet

  This Inter-Creditor Agreement does not replace, vary, supersede, or revoke the Restructuring Term Sheet, which continues in full force and effect between the Parties. This Inter-Creditor Agreement shall be interpreted and shall be read in the context that it is intended as a companion agreement to the Restructuring Term Sheet, to more fully set out certain terms, rights and obligations between the Parties with respect to those provisions of the Restructuring Term Sheet which address certain particular issues between the Creditors. It is understood and agreed that the Restructuring Term Sheet addresses issues in addition to those addressed in this Inter-Creditor Agreement, including, without limitation, the mutual non-admission provisions set out in Section 24 of the Restructuring Term Sheet. In the case of any direct conflict or inconsistency between the provisions of the Restructuring Term Sheet dealing with the issues more specifically addressed in this Inter-Creditor Agreement, and the provisions of this Inter-Creditor Agreement, the provisions of this Inter-Creditor Agreement shall govern and be paramount.

3.     Consent

  Each of the Parties hereby consents to the creation, issue, execution, delivery, priority, validity, registration, filing, existence and perfection of the Credit Documents, and agrees: (i) that the creation, issue, execution, delivery, priority, validity, registration, filing, existence and perfection of the same shall not constitute an Event of Default under any of the Credit Documents; and (ii) not to contest, challenge or seek to avoid (or to support any Person that contests, challenges or seeks to avoid) the creation, issue, execution, delivery, priority, validity, registration, filing, existence, perfection, extent and enforceability of the Credit Documents.

4.     Subordination and Postponement

  (a)
  The Trustees hereby covenant and agree in favour of the ECF Lenders, subject to the provisions of Sections 6, 8, and 9, that: (i) all claims, rights, liens, charges, pledges, hypothecs, security interests and other security agreements of any nature or kind now or hereafter granted by SRT under the Convertible Debenture Security are hereby postponed and subordinated fully, completely and in all respects by the Trustees to the claims, rights, liens, charges, pledges, hypothecs, security interests and other security agreements of any nature or kind now or hereafter granted by SRT under the ECF Security; and (ii) the payment and performance of the Convertible Debenture Obligations is hereby deferred and postponed fully, completely and in all respects to the prior payment and performance in full of the ECF Obligations.

  (b)
  The CTR Lenders hereby covenant and agree in favour of the ECF Lenders, subject to the provisions of Sections 7, 8 and 9, that: (i) all claims, rights, liens, charges, pledges, hypothecs, security interests and other security agreements of any nature or kind now or hereafter granted by SRT under the CTR Guarantee Security are hereby postponed and subordinated fully, completely and in all respects by the CTR Lenders to the claims, rights, liens, charges, pledges, hypothecs, security interests and other security agreements of any nature or kind now or hereafter granted by SRT under the ECF Security; (ii) prior to expiry of the CTR Lenders' Standstill Period, the CTR Lenders may not demand, request, enforce or accept payment by SRT of the CTR Guarantee, and (iii) any payment due to the CTR Lenders from Proceeds shall be subordinated in accordance with the payment provisions of Section 10.

  (c)
  SRT acknowledges notice of and agrees to the subordination and postponement obligations and agreements described in Sections 4(a) and 4(b) above and Section 4(d) below.

  (d)
  Each of the Agent, the ECF Lenders and the Trustees hereby covenant and agree in favour of the CTR Lenders that all claims, rights, liens, charges, pledges, hypothecs, security interests and other security agreements of any nature or kind now or hereafter granted by SRT and/or Chilean Holdco under the ECF Security or the Convertible Debenture Security, as the case may be, are hereby postponed and subordinated fully, completely and in all respects by each of the Agent, the ECF Lenders and the Trustees, respectively, to the claims, rights, liens, charges, pledges, hypothecs, security interests and other security agreements of any nature or kind now or hereafter granted by SRT and Chilean Holdco under the Subordination Pledge, but only with respect to the CTR Lenders Pledged Collateral.

5.     Appointment of Payment Agent

        Each of ECF Lenders, the Trustees, the CTR Lenders and SRT hereby appoints BNY Trust Company of Canada as the Payment Agent under this Inter-Creditor Agreement, to perform the following duties with respect to collection and distribution of funds:

  (a)
  collection of:

  (i)
  all Proceeds;

  (ii)
  Collateral Sale Proceeds;

  (iii)
  50% of the proceeds of the Rights Offering in excess of Cdn$25,000,000 (if any);

  (iv)
  funds payable by SRT for and related to any voluntary redemption of the Convertible Debentures;

  (v)
  funds payable by SRT for and related to any offer to redeem the Convertible Debentures upon a change of Control of SRT; and

  (vi)
  funds payable by SRT for and related to any proposed cash payments of interest or principal on the Convertible Debentures (and companion payments against the CTR Guarantee),

      For certainty, the Payment Agent shall not collect the fees payable, or PIK Debentures issued, pursuant to the Trust Indenture, or the scheduled payments of interest under the 8.15% Debentures, which amounts shall be paid by SRT to the Trustees;

  (b)
  distribution of:

  (i)
  any Proceeds on the terms of Section 10;

  (ii)
  any Collateral Sale Proceeds to ECF Obligations then due and payable and if there are no such ECF Obligations then due and payable, such funds shall be returned to SRT;

  (iii)
  the proceeds of any Rights Offering on the terms of Section 15(e);

  (iv)
  the funds related to and received on account of a voluntary redemption of the Convertible Debentures, if permitted to be paid under Section 9(d);

  (v)
  the funds related to and received on account of an offer to redeem the Convertible Debentures upon a change of Control of SRT, if permitted to be paid under Section 9(d); and

  (vi)
  the funds received on account of proposed cash payments of interest or principal on the Convertible Debentures (and companion payments against the CTR Guarantee) on the terms of Section 15(f).

    Any payments made by the Payment Agent to the CTR Lenders or the Trustees shall be deemed to have been made by SRT.

6.     Enforcement by the Trustees

  (a)
  Subject to the provisions of Section 8, prior to the maturity date of the Convertible Debenture Obligations, the Trustees agree that they shall not take any steps whatsoever to accelerate or enforce against SRT payment of the Convertible Debenture Obligations or to enforce the Convertible Debenture Security (including, without limitation, exercising rights of set-off, commencing bankruptcy or insolvency proceedings, initiating an action, appointing or making application to a court for an order appointing an agent or a receiver or receiver manager or by any other means of enforcement whatsoever), other than to enforce payment (without acceleration) of Permitted Payments, until:

  (i)
  the ECF Obligations shall have been paid and performed in full; or

  (ii)
  the ECF Lenders shall have consented in writing to the payment of the Convertible Debenture Obligations and/or the enforcement of the Convertible Debenture Security.

  (b)
  Nothing in this Inter-Creditor Agreement or the Restructuring Term Sheet shall preclude the Trustees from:

  (i)
  filing a proof of claim in connection with any bankruptcy or similar proceedings with respect to SRT or exercising any voting right or other privilege that they may have from time to time in any of the actions or proceedings described in Section 14 provided any such exercise is in accordance with the terms of Section 14;

  (ii)
  exercising, or enforcing the exercise of, conversion rights set forth in the Convertible Debenture Documents; or

  (iii)
  demanding, enforcing payment of, and receiving Permitted Payments.

7.     Enforcement by CTR Lenders

  (a)
  Prior to the expiry of the CTR Lenders' Standstill Period, the CTR Lenders agree that they shall not take any steps whatsoever to accelerate or enforce against SRT payment of the CTR Guarantee Obligations or CTR Obligations or to enforce the CTR Guarantee Security (including, without limitation, exercising rights of set-off, commencing bankruptcy or insolvency proceedings, initiating an action, appointing or making application to a court for an order appointing an agent or a receiver or receiver manager or by any other means of enforcement whatsoever), provided that nothing in this sentence shall affect the CTR Lenders' enforcement rights under the terms of the Support Agreement or the Subordination Pledge.

  (b)
  Notwithstanding any term of this Inter-Creditor Agreement, following expiry of the CTR Lenders' Standstill Period, as between SRT and the CTR Lenders, the CTR Lenders may claim on or enforce against SRT the CTR Guarantee Obligations or the CTR Guarantee Security in accordance with the provisions of the CTR Guarantee Documents, subject to Sections 9 and 11.

  (c)
  Nothing in this Inter-Creditor Agreement or the Restructuring Term Sheet shall preclude the CTR Lenders from:

  (i)
  filing a proof of claim in connection with any bankruptcy or similar proceedings with respect to SRT or exercising any voting right or other privilege that they may have from time to time in any of the actions or proceedings described in Section 14 provided any such exercise is in accordance with the terms of Section 14;

  (ii)
  enforcing any right arising under the Support Agreement, in the manner provided in Section 7(d) below, or the Subordination Pledge;

  (iii)
  enforcing the CTR Obligations against CTR; or

  (iv)
  demanding, enforcing payment of, and receiving Permitted Payments.

  (d)
  Each of the Parties acknowledges that the CTR Lenders have taken an assignment of CTR's contractual right to receive commercial support from SRT under the Support Agreement. If SRT defaults under the Support Agreement, nothing in this Section 7 shall prevent the CTR Lenders from seeking to step into CTR's rights to enforce those rights by making an unsecured contractual claim against SRT.

  (e)
  Other than those rights arising pursuant to the Support Agreement and the Subordination Pledge, no rights or claims shall be enforceable by the CTR Lenders against SRT or enforced against or payable by SRT, until the expiry of the CTR Lenders' Standstill Period; provided that the CTR Lenders and SRT agree that during the Subordination Period (as defined in the Restructuring Term Sheet), no payments shall be made by CTR on account of the Subordinated Debt and none of the CTR Lenders, SRT or Chilean Holdco shall be entitled to receive any payments made on account of the Subordinated Debt.

8.     Convertible Debentureholders' Standstill Period

  (a)
  The enforcement by any Creditor of any Credit Documents (including any power of attorney in this Inter-Creditor Agreement) is subject to Section 11.

  (b)
  Notwithstanding Sections 4 and 6(a), upon the occurrence of an Event of Default under the Convertible Debenture Documents and for so long as such Event of Default is continuing, if, on the date which is 150 days after receipt by the ECF Lenders of a written Notice of such Event of Default (such 150 day period shall be a "Convertible Debentureholders' Standstill Period"), the Agent has not taken any steps to enforce payment of the ECF Obligations or to enforce the ECF Security or to realize on the Collateral under the ECF Security, as the case may be, then the Trustees may, at any time after the termination or expiration of Convertible Debentureholders' Standstill Period, subject to the terms of this Inter-Creditor Agreement, take action in accordance with the rights and remedies under the Convertible Debenture Documents to enforce their rights, including issuance of a demand and acceleration in respect of the Convertible Debenture Obligations; provided that a Convertible Debentureholders' Standstill Period shall terminate and expire upon any date that the CTR Lenders, subject to the terms of this Inter-Creditor Agreement, make a claim on or enforce against SRT the CTR Guarantee Obligations or the CTR Guarantee Security in accordance with the provisions of the CTR Guarantee Documents. If, at any time after the termination or expiration of a Convertible Debentureholders' Standstill Period, the ECF Lenders take any steps to demand, accelerate or enforce payment of the ECF Obligations or to enforce the ECF Security or to seek to realize upon the Collateral subject to the ECF Security, the ECF Lenders may, by written Notice require the Trustees to suspend the exercise of their rights and remedies until the date upon which the ECF Obligations are indefeasibly repaid in full, and the Trustees agree to act in accordance with such requirement for so long as the ECF Lenders are taking steps to demand, accelerate or enforce payment of the ECF Obligations or to enforce the ECF Security or to seek to realize upon the Collateral subject to the ECF Security; provided that the reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the exercise of their rights and remedies in accordance with this Section 8(b) prior to such suspension shall be dealt with in accordance with Paragraph second of Section 10.

  (c)
  Notwithstanding the terms of Section 8(b), the Parties agree that the Trustees and the CTR Lenders may issue a demand for payment and may accelerate the payment of the Obligations due to the Convertible Debentureholders or the CTR Lenders, as the case may be, at any time on or after the date upon which the Agent accelerates the ECF Obligations or commences proceedings to enforce the ECF Security.

9.     Restricted Payments and Permitted Payments; Offer to Prepay

  (a)
  Unless SRT has received the prior written consent of the Agent, SRT may not make Restricted Payments, and none of CTR, the Convertible Debentureholders or the CTR Lenders may accept Restricted Payments from SRT.

  (b)
  Notwithstanding Section 9(a), SRT may make the Permitted Payments described in Paragraph (a) of the definition of Permitted Payments, and the Convertible Debentureholders may accept such Permitted Payments, provided that, in all such cases:

  (i)
  not less than 10 Business Days prior to the proposed date of payment by SRT of such a Permitted Payment, the Agent shall receive written Notice from SRT of the proposed Permitted Payment, as well as other information which the Agent may reasonably require;

  (ii)
  within the said 10 Business Days Notice period, the Agent may assess whether the making of the proposed Permitted Payment would be in compliance with the provisions of the ECF Documents and this Inter-Creditor Agreement. In making such an assessment the Agent may consider whether a Default or an Event of Default shall have occurred and be continuing under the ECF Credit Agreement, and whether any Default or Event of Default would occur as a result of SRT making any such proposed Permitted Payment;

  (iii)
  if, within the said 10 Business Days Notice period, the Agent objects in writing to the proposed Permitted Payment on the basis described in Subsection (b)(ii) above, SRT shall not pay such Permitted Payment, and the other Parties to this Inter-Creditor Agreement shall not receive such Permitted Payment; and

  (iv)
  if, within the said 10 Business Days Notice period, the Agent consents to the proposed Permitted Payment, or fails to object in writing to the proposed Permitted Payment, SRT may pay such Permitted Payment and the relevant Party or Parties to this Inter-Creditor Agreement may receive such Permitted Payment in the manner and to the extent set out in the relevant Notice; provided further that nothing in this Section 9(b) shall require the Notice to or consent of the Agent with respect to the application of payments and companion payments as between the Subordinate Creditors in accordance with Sections 15(e) and 15(f).

  (c)
  Notwithstanding Section 9(a), as between SRT, a Subordinate Creditor and CTR, a payment described in Paragraph (b) of the definition of Permitted Payments may be made by SRT and the applicable Subordinate Creditor or CTR (only in respect of payments to be made by SRT under Paragraph (b)(ii) of the definition of Permitted Payments) may accept such Permitted Payments at any time without the requirement of prior Notice to, or consent of the Agent, however reserving the rights and remedies of the ECF Lenders if such payment (other than payments contemplated under Paragraph (b)(i), (ii), (iii), (v) and (ix) of the definition of Permitted Payments) should be contrary to the ECF Credit Documents.

  (d)
  A proposed Permitted Payment on account of:

  (i)
  a voluntary redemption by SRT of Convertible Debentures shall require a Notice to the Agent requesting a waiver from the Agent to allow payment of the amount payable as a consequence thereof by SRT, which request shall be considered by the Agent in its sole and absolute discretion; provided that nothing in this Section 9(d) shall require the Notice to or consent of the Agent with respect to the application of payments and companion payments by the Payment Agent as between the Subordinate Creditors in accordance with Section 15(f); and

  (ii)
  an offer by SRT to redeem the Convertible Debentures upon a change of Control, shall require the Notice and consent contemplated by Section 9(b) and the compliance with the other provisions of Section 9(b), and compliance with Section 1.16 of the ECF Credit Agreement. The Agent may accept an offer to prepay the ECF Obligations under Section 1.16 of the ECF Credit Agreement if, and only if, the Agent consents to such proposed Permitted Payment (as a payment subsequent in priority to the ECF Obligations).

  (e)
  Neither the CTR Lenders nor CTR may indirectly collect any payment which, if collected from SRT directly, would be a Restricted Payment; provided that nothing in this Section 9(e) shall affect the rights of the CTR Lenders or CTR under the Support Agreement or the Subordination Pledge.

  (f)
  Upon payment and satisfaction in full of the ECF Obligations, the definition of "Restricted Payment" in this Inter-Creditor Agreement shall be amended to conform to the meaning of such term as set out within the Trust Indenture as at August 22, 2005.

  (g)
  The Parties acknowledge that a payment by SRT under the CTR Guarantee (i) as between SRT and the ECF Lenders, is restricted under the ECF Documents as a "Restricted Payment" thereunder at all times; and (ii) as between SRT and the CTR Lenders is permitted under the terms of the CTR Guarantee after the expiry of the CTR Lenders' Standstill Period.

  (h)
  Notwithstanding the definition of "Restricted Payments" in this Inter-Creditor Agreement, the Parties agree that the conversion of Convertible Debentures to Common Shares of SRT pursuant to the terms of the Trust Indenture shall not be restricted under this Inter-Creditor Agreement; and

  (i)
  Notwithstanding any provision of any Credit Document:

  (i)
  any objection by the Agent or the ECF Lenders under this Inter-Creditor Agreement to a Restricted Payment or any failure by the Agent or the ECF Lenders to give a consent under this Inter-Creditor Agreement in respect of a Restricted Payment or a Permitted Payment requiring the consent of the Agent or the ECF Lenders under this Inter-Creditor Agreement shall not, of itself, constitute a breach by SRT of any obligation or an event of failure or default under any such Credit Document; and

  (ii)
  any such objection by the Agent or the ECF Lenders or failure to give a consent by the Agent or the ECF Lenders shall not, of itself, create any entitlement by any Creditor to accelerate or enforce any obligations under their respective Credit Documents, provided that this Section 9(i) shall not prevent the ECF Lenders, the Trustees or the CTR Lenders from accelerating or enforcing any obligation if otherwise permitted under their respective Credit Documents including, without limitation, as a result of any action or inaction of SRT.

10.   Proceeds of Collateral

        Subject to Sections 5 and 11(b), prior to indefeasible payment and performance in full of the ECF Obligations and the termination of the ECF Credit Agreement, all Proceeds shall be received by the Payment Agent and shall be applied as follows, in declining order of priority:

      first, to costs and expenses of the Payment Agent;

      second, to costs and expenses of the ECF Lenders (and to reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the suspended exercise of their rights and remedies in accordance with Section 8(b), if any, on a pro rata basis with the costs and expenses of the ECF Lenders);

      third, to all amounts then due and payable to the ECF Lenders, other than principal and interest, in such order as the ECF Lenders may elect;

      fourth, to default interest then due and payable to the ECF Lenders;

      fifth, to interest then due and payable to the ECF Lenders;

      sixth, to principal then due and payable to the ECF Lenders;

      seventh, Pro Rata to the Convertible Debentureholders and the CTR Lenders (to be applied by the CTR Lenders in accordance with Schedule B to the Restructuring Term Sheet) on account of costs, expenses, default interest, interest and principal then due and payable; and

      eighth, the balance, if any, to SRT or as otherwise required by applicable law.

      Subject to Sections 5 and 11(b), after indefeasible payment and performance in full of the ECF Obligations and the termination of the ECF Credit Agreement, all Proceeds shall be received by the Payment Agent and shall be applied in accordance with Paragraphs first, seventh and eighth above, in declining order of priority.

11.   Multiple Enforcement Proceedings

  (a)
  The ECF Lenders, the Trustees, the CTR Lenders and SRT agree that, prior to an Event of Default under any Credit Documents, no Creditor may independently enforce a contractual power of attorney from SRT, but the Payment Agent shall be the attorney in fact for all such Creditors and for SRT (and each of the ECF Lenders, the Trustees, the CTR Lenders and SRT hereby appoint the Payment Agent as its respective attorney in fact) with respect to the exercise of any power of attorney set out in any Credit Documents, and the Payment Agent may exercise any such power of attorney to collect and distribute funds as provided in Section 5.

  (b)
  Any insurance proceeds received by SRT and/or any Creditor shall be treated as if such proceeds were of the same nature as the Collateral in respect of which they were received, and shall either be applied to replace or repair such Collateral, or, if same is not practical or desirable in the reasonable judgment of SRT and the ECF Lenders, shall be delivered and/or endorsed by such Party in favour of the Payment Agent and applied pursuant to Section 10.

  (c)
  Prior to indefeasible payment and performance in full of the ECF Obligations and the termination of the ECF Credit Agreement, the ECF Lenders, being the senior ranking creditors of SRT under this Inter-Creditor Agreement, may, subject to this Section 11:

  (i)
  assume control of, or direct any or all actions taken or to be taken with respect to, any enforcement proceedings commenced by another Creditor (other than an enforcement proceeding commenced by the CTR Lenders on the basis of, and in accordance with, their rights under the Support Agreement or the Subordination Pledge);

  (ii)
  subject to Section 8(b), require another Creditor to suspend or discontinue any enforcement proceedings commenced by such Creditor (other than an enforcement proceeding commenced by the CTR Lenders on the basis of, and in accordance with, their rights under the Support Agreement or the Subordination Pledge) so long as any enforcement proceedings of the ECF Lenders are continuing; and

  (iii)
  commence its own enforcement proceedings,

    and each Party agrees to forthwith, from time to time, execute and do all deeds, documents and things which may be necessary or advisable, in the reasonable opinion of counsel to the ECF Lenders, to give full effect to this Section 11(c).

12.   Obligations Amongst the Creditors

  (a)
  The ECF Lenders, the Trustees, the CTR Lenders, SRT and CTR (to the extent it is a party to any documents described in this section) represents, covenants and agrees, for the benefit of the ECF Lenders:

  (i)
  copies of each of the Convertible Debenture Documents identified in Schedule "A", the CTR Loan Documents identified in Schedule "B", the CTR Guarantee Documents identified in Schedule "B", the Support Agreement identified in Schedule "F", and the Subordination Pledge identified in Schedule "E", have been delivered to the ECF Lenders, the Trustees and/or the CTR Lenders (to the extent not a party thereto), and each such Party which is a party to such documents represents, covenants and agrees that such copies are full, accurate and complete copies of all such documents as at the date hereof;

  (ii)
  if any amendments or supplemental agreements to the documents described in Subsection (i) above are completed, the Parties which are party to such documents shall forthwith deliver to the ECF Lenders, the Trustees and/or the CTR Lenders (to the extent not a party thereto), certified true copies of any such amended or supplemental agreements, and will immediately upon the request of any Creditor provide details as to the outstanding amount of the associated Indebtedness or, in the case of the CTR Lenders, the CTR Guarantee Maximum;

    (iii)
    each of SRT, the Trustees and the CTR Lenders may not:

    (A)
    obtain additional Liens or otherwise make the Convertible Debenture Documents or the CTR Guarantee Documents, when considered on a per item basis or as a whole, materially less favourable to SRT than is the case as at the date hereof, or make the position of the ECF Lenders as at the date hereof materially less favourable (except as adjusted in accordance herewith with the prior written consent of the ECF Lenders);

    (B)
    subject to the permitted issuance of PIK Debentures, make any new loans to SRT or readvance any of the existing loans made pursuant to the Convertible Debenture Documents or the CTR Guarantee Documents (and, for greater certainty, the parties hereto agree that capitalizing interest, payment of default interest as permitted under the Restructuring Term Sheet and the Trust Indenture and payment of permitted fees, shall not constitute new loans); or

    (C)
    shorten any scheduled payment date, commitment reduction date or shorten the final maturity date of the Convertible Debenture Obligations or the expiry of the CTR Lenders' Standstill Period or a Convertible Debentureholders' Standstill Period;

    (iv)
    until the ECF Obligations shall have been indefeasibly paid and performed in full and the ECF Documents shall have been terminated, SRT shall not be required to act or refrain from acting in any manner which would result in a Default or an Event of Default under the ECF Documents or a breach of the terms of this Inter-Creditor Agreement; provided that nothing in this Section 12(a)(iv) shall prevent:

    (A)
    the CTR Lenders from making a claim on or enforcing against SRT the CTR Guarantee Obligations or the CTR Guarantee Security in accordance with the terms of the CTR Guarantee Documents following expiry of the CTR Lenders' Standstill Period; and

    (B)
    the Trustees from making a claim on or enforcing against SRT the Convertible Debenture Obligations or the Convertible Debenture Security in accordance with the terms of the Convertible Debenture Documents following expiry of the Convertible Debentureholders' Standstill Period;

    (v)
    the ECF Lenders, the Trustees and the CTR Lenders recognize that the acceleration by one Creditor of the Obligations due to it from SRT, or the enforcement under its Security, may result in cross-acceleration or cross-default of the Obligations of SRT to another Creditor, or the Security granted by SRT to another Creditor; and

    (vi)
    unless the prior written consent of the ECF Lenders has been received, or unless specifically permitted under this Inter-Creditor Agreement or under the Restructuring Term Sheet (including pursuant to the Rights Offering), the Trustees shall not accept voluntary redemption of any Convertible Debenture, nor the purchase of any Convertible Debenture by SRT for cancellation under Article III of the Trust Indenture, but, for avoidance of doubt, this Subsection (vi) shall not prohibit (i) mandatory redemption of the Convertible Debentures upon consummation of the Rights Offering, or (ii) conversion of the Convertible Debentures pursuant to the terms of the Trust Indenture.

  (b)
  SRT and the ECF Lenders represent, covenant and agree, for the benefit of the Subordinate Creditors, that:

  (i)
  copies of each of the ECF Documents identified in Schedule "C" have been delivered to each of the Trustees and CTR Lenders, and each such Party which is a party to such documents represents, covenants and agrees that such copies are full, accurate and complete copies of all such documents as at the date hereof; and

  (ii)
  if any amendments or supplemental agreements to the ECF Documents are completed, the Parties which are party to such documents shall forthwith deliver to each of the Trustees and CTR Lenders, certified true copies of any such amendments or supplemental agreements, and will immediately upon the request of any of the Trustees or the CTR Lenders provide details as to the outstanding amount of the associated Indebtedness.

13.   ECF Lenders

        The Trustees and the CTR Lenders agree that the ECF Lenders, in their sole and absolute discretion, and without diminishing the obligations of each of the Trustees and the CTR Lenders under this Inter-Creditor Agreement, may:

  (a)
  grant time or other indulgences to SRT and any other Person or Persons now or hereafter liable to the ECF Lenders in respect of the payment of the ECF Obligations;

  (b)
  give up, modify, vary, exchange, renew or abstain from taking advantage of the ECF Security in whole or in part and may discharge part or parts of or accept any composition or arrangements or realize upon the ECF Security when and in such manner as the ECF Lenders may think expedient;

  (c)
  permit SRT to refinance the ECF Obligations, provided that the principal amount of the refinanced ECF Obligations does not increase beyond the amount of US$39,625,000 (together with any capitalized interest, loans or fees) provided for in the ECF Credit Agreement; and

  (d)
  except as otherwise expressly provided in this Inter-Creditor Agreement, deal with SRT as they see fit in their sole and absolute discretion,

  and in no such case shall the ECF Lenders be responsible to the Convertible Debentureholders or the CTR Lenders for any neglect or omission with respect to the ECF Security or any part thereof.

14.   Liquidation, Dissolution, Bankruptcy, etc.

  (a)
  In the event of distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of SRT, or the proceeds thereof, to creditors in connection with the bankruptcy, insolvency, liquidation or winding-up of SRT or in connection with any composition with creditors or scheme of arrangement to which SRT is a party, the ECF Lenders shall be entitled to receive payment in full of the ECF Obligations before any of the Convertible Debentureholders or the CTR Lenders is entitled to receive any direct or indirect payment from SRT or distribution of any cash or other assets of SRT on account of the Convertible Debenture Obligations (other than payments through the issuance of PIK Debentures, and payments in the form of conversion of Convertible Debentures into Common Shares), the CTR Obligations or the CTR Guarantee Obligations. The ECF Lenders shall be entitled to receive directly, for application in payment of such ECF Obligations (to the extent necessary to pay all ECF Obligations in full after giving effect to any substantially concurrent payment or distribution to the ECF Lenders in respect of the ECF Obligations), any payment or distribution of any kind or character, whether in cash or other assets, which shall be payable or deliverable upon or with respect to the Convertible Debenture Obligations, the CTR Obligations or the CTR Guarantee Obligations in violation of the preceding sentence. Without limitation, the ECF Lenders shall be permitted to elect as between cash consideration and non-cash consideration in satisfaction of the ECF Obligations, and SRT and each of the CTR Lenders and the Trustees consents to any such election by the ECF Lenders.

  (b)
  To the extent that any payment of any Creditor's Obligations (whether by or on behalf of SRT, as Proceeds or enforcement of any right of set-off or otherwise) is declared by a court of competent jurisdiction to be void or voidable (including, without limitation, as a consequence of being declared to be a fraudulent preference or otherwise preferential), or is set aside or required to be paid to a trustee, receiver or other similar Person under any bankruptcy, insolvency, receivership or similar law, then if such payment is recoverable by, or paid over to, such trustee, receiver or other Person, such Obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred, and the provisions of this Inter-Creditor Agreement shall continue to apply to such Obligations which are so reinstated.

  (c)
  In order to enable the ECF Lenders to enforce their respective rights under this Inter-Creditor Agreement in any of the actions or proceedings described in this Section 14, upon the failure of the Trustees or the CTR Lenders to make and present on a timely basis a proof of claim against SRT on account of the Convertible Debenture Obligations or the CTR Guarantee Obligations or other motion or pleading, as may be expedient or proper to establish the Convertible Debentureholders' and the CTR Lenders' entitlement to payment of any Convertible Debenture Obligations or the CTR Guarantee Obligations, the ECF Lenders are hereby irrevocably authorized and empowered (until the ECF Obligations have been indefeasibly paid and performed in full and the ECF Credit Agreement has been terminated), in their discretion and at SRT's sole expense, to make and present for and on behalf of the Convertible Debentureholders and the CTR Lenders such proofs of claims or other motions or pleadings and to demand, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of the ECF Obligations. The Trustees and the CTR Lenders hereby covenant and agree not to exercise any voting right or other privilege that they may have from time to time in any of the actions or proceedings described in this Section 14 in favour of any plan, proposal, compromise, arrangement or similar transaction that does not provide for the payment of the ECF Obligations prior to the Convertible Debenture Obligations and the CTR Guarantee Obligations or which otherwise may defeat, restrict or impair: (i) the right of the ECF Lenders to receive payments and distributions otherwise payable or deliverable upon or with respect to the Convertible Debenture Obligations or the CTR Guarantee Obligations in violation of Paragraph (a) of this Section 14 so long as any ECF Obligations remains outstanding; or (ii) the obligation of the Convertible Debentureholders and the CTR Lenders to receive, hold in trust, and pay over to the ECF Lenders certain payments and distributions as contemplated by this Section 14. If and to the extent that amounts payable to the Subordinate Creditors are applied on account of the ECF Obligations in accordance with this Section 14, the Subordinate Creditors shall be subrogated to the rights of the ECF Lenders as against SRT; provided that no Subordinate Creditor shall have any right to be subrogated to the rights of the ECF Lenders until the ECF Obligations have been indefeasibly paid and performed in full and the ECF Credit Agreement has been terminated.

15.   Additional Rights Between Convertible Debentureholders and the CTR Lenders

        The Trustees and the CTR Lenders agree that:

  (a)
  recognizing that the CTR Guarantee Maximum may reduce from time to time pursuant to the terms of the CTR Guarantee and the Restructuring Term Sheet, if the CTR Guarantee Maximum is reduced to nil, the CTR Guarantee will be released (subject to the reinstatement provisions set out in Section 2.03 of the CTR Guarantee and Section 14(b)) and the CTR Guarantee Security shall be released and terminated (subject to the reinstatement provisions set out in Section 8 of the security agreement listed as item 2 under the heading "CTR Guarantee Documents" in Schedule "B"), in each case without any requirement for further action by the CTR Lenders, and any registrations related thereto shall be promptly discharged by the CTR Lenders, failing which such registrations may be discharged by SRT or by the ECF Lenders or the Trustees as agents for the CTR Lenders;

  (b)
  although the remedies and claims of the CTR Lenders against CTR will be otherwise unaffected, the CTR Lenders shall provide SRT from time to time with Notice of any default and/or intended enforcement with respect to the CTR Obligations, and SRT shall thereafter have an opportunity to cure any default (other than the defaults relating to bankruptcy filings and actions taken to challenge the validity of the CTR Loan Documents) for 10 Business Days before any such enforcement by the CTR Lenders against CTR commences;

  (c)
  except as provided in Sections 4, 8 and 9 of this Inter-Creditor Agreement, the CTR Guarantee Obligations and the Convertible Debenture Obligations shall rank pari passu with each other as to priority of payment;

  (d)
  the Subordinate Creditors' rights under the CTR Guarantee Documents, and under the Convertible Debenture Documents, shall rank pari passu with each other as to priority of security;

  (e)
  in the event that SRT proceeds with the Rights Offering and such Rights Offering raises in excess of Cdn$25,000,000, the first Cdn$25,000,000 so raised shall be retained by SRT for working capital and general corporate purposes, 50% of the amount so raised in excess of Cdn$25,000,000 shall be distributed to SRT, and 50% of the amount so raised in excess of Cdn$25,000,000 shall be paid to the Payment Agent. Within five (5) Business Days of the receipt of such funds by the Payment Agent, the Payment Agent shall distribute same in accordance with the formula in the definition of "Extraordinary Pro Rata" and such funds shall be applied by the Trustees and the CTR Lenders at a redemption/reduction price of 95% of the principal amount of each such Subordinate Creditor's Obligations plus any accrued and unpaid interest thereon and to the extent that amounts referred to in this Section 15(e) would, according to Schedule B to the Restructuring Term Sheet be applied on account of principal, they will be so applied by the CTR Lenders, and the CTR Guarantee Maximum Amount shall be reduced permanently by such amounts and such amounts shall be deemed to have been paid pursuant to the CTR Guarantee. Notwithstanding the prior sentence, not more than the amount set out in Section 3.1(a) of the Trust Indenture shall be required to be paid to the Convertible Debentureholders (and in the event that the Convertible Debentureholders receive less than their pro rata share in accordance with such limitation, the CTR Lenders shall not be prevented from receiving their pro rata share in accordance with the provisions of this Section 15(e)), and not more than the CTR Guarantee Maximum may be so paid to the CTR Lenders (and in the event that the CTR Lenders receive less than their pro rata share in accordance with such limitation, the Convertible Debentureholders shall not be prevented from receiving their pro rata share in accordance with the provisions of this Section 15(e)). Should the Payment Agent retain any funds after the distributions contemplated above, any such funds shall be distributed to SRT; and

  (f)
  in the event that, at any time after the date hereof, SRT proposes to make a cash payment of principal or interest to the Convertible Debentureholders (but, for certainty, not including the issue of a PIK Debenture or a payment as a consequence of a Rights Offering) where permitted under the terms of Sections 9(a) and (b), SRT shall pay such amount to the Payment Agent together with the amount calculated as the "L Pro Rata Share" in the formula in the definition of "Extraordinary Pro Rata" using the amount to be paid to the Convertible Debentureholders as the "CD Pro Rata Share", and the Payment Agent shall pay such amounts to the Trustees and the CTR Lenders within five (5) Business Days of receipt of such funds, and to the extent that amounts referred to in this Section 15(f) would, according to Schedule B to the Restructuring Term Sheet be applied on account of principal, they will be so applied by the CTR Lenders, and the CTR Guarantee Maximum Amount shall be reduced permanently by such amounts and such amounts shall be deemed to have been paid pursuant to the CTR Guarantee.

16.   Payments Received in Contravention of this Agreement

  (a)
  Except for Permitted Payments which are properly made and received pursuant to the terms of this Inter-Creditor Agreement, if, prior to the indefeasible repayment and performance in full of the ECF Obligations, the Payment Agent, the Trustees, CTR or the CTR Lenders shall receive any payment from or distribution of assets of SRT or on account of the Convertible Debenture Obligations or the CTR Guarantee Obligations (including, without limitation, any Proceeds or prepayments), then the Payment Agent, the Trustees, CTR or the CTR Lenders shall, and SRT shall cause CTR to, receive and hold such payment or distribution in trust for the benefit of the ECF Lenders and promptly pay the same over or deliver the same to the ECF Lenders in precisely the form received by the Payment Agent, the Trustees, CTR or the CTR Lenders or such other Person on its behalf, (except for any necessary endorsement or assignment) and such payment or distribution may be applied by the ECF Lenders to the repayment of the ECF Obligations then due and payable, in such manner as the ECF Lenders see fit in their sole discretion, and any surplus thereafter shall be allocated in the same priority as is set out in Section 10.

  (b)
  For greater certainty, SRT and each of the Trustees and the CTR Lenders agree that, if all or any part of any payment made on account of the ECF Obligations, or due by SRT to the ECF Lenders, is recovered by a Subordinate Creditor as a preference, fraudulent transfer or similar payment under any insolvency legislation or other law, any payment or distribution received by such Subordinate Creditor on the Subordinate Obligations (other than a Permitted Payment) will be deemed to have been received by such Subordinate Creditor in trust for the ECF Lenders (and not received for the account of such Subordinate Creditor) and will promptly be paid over to the ECF Lenders until the satisfaction in full in cash (unless the ECF Lenders have agreed to non-cash consideration in satisfaction of payment in full of the ECF Obligations) of all ECF Obligations then due and payable, and any surplus thereafter shall be allocated in the same priority as is set out in Section 10.

  (c)
  Nothing contained herein shall limit the right of the Subordinate Creditors to receive and retain, for their own benefit, Permitted Payments where permitted under this Inter-Creditor Agreement.

17.   No Release

        This Inter-Creditor Agreement shall remain in full force and effect without regard to, and the obligations of the Parties under this Inter-Creditor Agreement shall not be released or otherwise affected or impaired by:

  (a)
  any exercise or non-exercise by the ECF Lenders of any right, remedy, power or privilege in the ECF Documents;

  (b)
  any waiver, consent, extension, indulgence or other action, inaction or omission by the ECF Lenders under or in respect of this Inter-Creditor Agreement or the ECF Documents;

  (c)
  any irregularity or other defect in the Credit Documents;

  (d)
  the lack of authority or revocation thereof by any other Party;

  (e)
  the failure of the ECF Lenders to file or enforce a claim of any kind;

  (f)
  any defence based upon an election of remedies by the ECF Lenders which destroys or otherwise impairs the subrogation rights of the Convertible Debentureholders or the CTR Lenders under this Inter-Creditor Agreement or the right of the Convertible Debentureholders or the CTR Lenders to proceed against SRT for reimbursement, or both;

  (g)
  any merger, consolidation or amalgamation of any of the Convertible Debentureholders, the CTR Lenders, the ECF Lenders or SRT into or with any other Person;

  (h)
  any insolvency, bankruptcy, liquidation, reorganization, arrangement, composition, winding-up, dissolution or similar proceeding involving or affecting any of the Convertible Debentureholders, the CTR Lenders or SRT;

  (i)
  any irregularity or defect in the creation, grant, execution, delivery, validity or enforceability of the Security;

  (j)
  attachment or perfection of the encumbrances, liens and charges under the Security;

  (k)
  registration of or in respect of the Security or the filing of financing statements or other instruments and documents with respect thereto, and the Parties acknowledge and agree that the Security shall be encumbrances, liens and charges upon the assets of SRT in the same manner and to the same extent as if they had been executed, delivered, registered and/or filed for the purpose of perfecting the security represented thereby and/or crystallized in the order of the respective priorities as indicated in Section 4;

  (l)
  default in respect of, or crystallization of any encumbrances, liens and charges under, the Security;

  (m)
  any notice to or demand upon SRT or to any other Person (or the failure to give any notice or demand);

  (n)
  any loan(s), advance or advances of money or money's worth made to SRT; or

  (o)
  delivery to SRT of any property, assets or undertaking subject to the Security.

18.   Sales of Collateral in the Province of Quebec

        In the event that any of the Creditors or any of the Parties becomes entitled to enforce and realize upon its Security in accordance with the terms, conditions and provisions of this Inter-Creditor Agreement and any of the Collateral situated in the Province of Quebec is sold and/or otherwise disposed of:

  (a)
  by such Creditor or such Party pursuant to its exercise of any hypothecary rights arising from its Security in the Province of Quebec; or

  (b)
  by any bankruptcy trustee, proposal trustee, monitor, receiver, interim receiver, liquidator, sequestrator or any other similar appointee, acting with the consent of such Creditor or Party,

then such Collateral so sold and/or otherwise disposed of shall be deemed, for all purposes, to have been sold and/or otherwise disposed of free and clear of all hypothecs, pledges and/or security interests of all of the other Creditors and all of the other Parties and such other Creditors and other Parties shall be deemed, for all purposes, to have released and discharged their respective hypothecs, pledges and/or security interests from and against such Collateral so sold and/or otherwise disposed of, subject always to the entitlement of such other Creditors and other Parties to share and participate in the resulting Proceeds in accordance with the terms, conditions and provisions of this Inter-Creditor Agreement.

19.   No Debtor Rights

        Nothing contained in this Inter-Creditor Agreement shall confer any rights or benefits on either SRT or CTR.

20.   No Further Creditor Rights

        As between SRT and each of the Creditors, nothing set out in this Inter-Creditor Agreement shall confer in favour of any such Creditor greater rights than, or additional rights to, those rights granted by SRT in favour of such Creditor pursuant to the applicable Credit Documents.

21.   Further Assurances

        The Parties shall forthwith, and from time to time, execute and do all deeds, documents and things which may be necessary or advisable, in the reasonable opinion of counsel to the ECF Lenders, to give full effect to the subordination contained in this Inter-Creditor Agreement and the rights and remedies of the ECF Lenders under this Inter-Creditor Agreement, in accordance with the intent of this Inter-Creditor Agreement.

22.   Successors and Assigns

  (a)
  This Inter-Creditor Agreement is binding upon each of the Parties and their respective successors and assigns and, subject to Subsection 22(b) below, shall enure to the benefit of each of the Parties, and their respective successors and permitted assigns.

  (b)
  None of the Parties shall be entitled to sell, assign, transfer or encumber all or any part of its rights and obligations under this Inter-Creditor Agreement or the ECF Obligations or the Convertible Debenture Obligations or the CTR Guarantee Obligations or (but only until the end of the CTR Lenders' Standstill Period) the CTR Obligations unless, prior to entering into such sale, assignment or transfer, the proposed assignor or transferor and the proposed assignee or transferee, as applicable, enters into a written agreement in substantially the form of the Intercreditor Agreement Assignment and Assumption Agreement attached as Schedule "D". For greater certainty, the prior sentence does not apply to trades by individual Convertible Debentureholders of Convertible Debentures in the ordinary course, nor to assignments of commitments or other interests of the ECF Lenders where contemplated under the ECF Credit Agreement. Without limiting the generality of the foregoing, each of the Parties agrees to cause each document, agreement and instrument (to the extent it is a party thereto)

    evidencing the ECF Obligations, the Convertible Debenture Obligations or the CTR Guarantee Obligations to be endorsed with a statement/legend (completed as required) substantially as follows:

      "This [document, agreement, instrument] is subject to the terms and conditions of an Inter-Creditor Agreement dated August 22, 2005, between SR Telecom Inc., BNY Trust Company of Canada, as Agent, BNY Trust Company of Canada as Payment Agent, Computershare Trust Company of Canada and Manufacturers and Traders Trust Company, as Trustees, Export Development Canada, Inter-American Development Bank and Comunicación y Telefonia, Rural S.A.";

  (c)
  Except in accordance with Subsections 22(a) and 22(b) above, third parties shall have no rights or benefits under this Inter-Creditor Agreement.

23.   Governing Law

        The validity, interpretation and enforcement of this Inter-Creditor Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Notwithstanding the foregoing, the enforcement of this Inter-Creditor Agreement in respect of any Collateral situated in the Province of Quebec shall be subject to and governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

24.   Attornment

        The Parties irrevocably consent and submit to the non-exclusive jurisdiction of the Ontario Court (General Division) and the courts of the Province of Quebec and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Inter-Creditor Agreement or in any way connected with or related or incidental to the dealings of the Parties in respect of this Inter-Creditor Agreement or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that each of the ECF Lenders, the Trustees and the CTR Lenders shall have the right to bring any action or proceeding against SRT or its property in the courts of any other jurisdiction which they deem necessary or appropriate in order to realize on the Collateral or to otherwise enforce their rights against SRT or its property).

25.   Acknowledgement

        SRT hereby acknowledges receipt of a copy of this Inter-Creditor Agreement and accepts and further agrees with the other Parties to give effect to all of the provisions of this Inter-Creditor Agreement.

26.   Termination

  (a)
  Subject to Section 14(b), upon indefeasible payment and performance in full of the ECF Obligations:

  (i)
  the Agent shall transfer and deliver to the Payment Agent any share certificates pledged by SRT or other Collateral for which its security interest was perfected by possession, thereafter to be held by the Payment Agent as security for the Convertible Debenture Obligations and also as collateral agent for the CTR Lenders with respect to the CTR Guarantee Obligations, subject to the terms of this Inter-Creditor Agreement; and

  (ii)
  the provisions of this Inter-Creditor Agreement relating to consent by or notice to the Agent shall be of no force or effect and the remaining provisions shall apply to the Trustees, the CTR Lenders, SRT and CTR mutatis mutandis.

  (b)
  Subject to Section 14(b), this Inter-Creditor Agreement shall terminate upon the full and indefeasible payment and performance in full of all of the ECF Obligations, the Convertible Debenture Obligations and the CTR Guarantee Obligations.

  (c)
  Subject to Section 14(b) and save and except for Section 7(a), with respect to each of the ECF Lenders, the Convertible Debentureholders and the CTR Lenders, the rights and obligations of each such Person under this Inter-Creditor Agreement shall expire upon payment and satisfaction of all Obligations owing to such Person, and subject to Section 26(a) above, the release and discharge of all its Security, provided that no Default or Event of Default then exists under this Inter-Creditor Agreement or its Credit Documents.

  (d)
  In the event that the transactions contemplated by the closing agenda entitled "SR Telecom Inc. Restructuring Stage II: Exchange of 8.15% Debentures due 2005 for 10% Secured Debentures due 2011" dated August [    •    ], 2005 do not close on August 24, 2005 or a later date agreed to in writing by the Parties (not to be later than August 31, 2005), the Convertible Debenture Security and the CTR Guarantee Security shall be released and terminated in each case without any requirement for further action by the Subordinate Creditors, and any registrations related thereto shall be promptly discharged by the applicable Subordinate Creditor, failing which such registrations may be discharged by SRT or by the ECF Lenders as agents for the applicable Subordinate Creditor.

27.   Counterparts

        This Inter-Creditor Agreement may be executed in one or more counterparts, by original or facsimile signature, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same Inter-Creditor Agreement.

28.   Most Favoured Creditor

        SRT hereby agrees that, subsequent to the date of this Inter-Creditor Agreement, save and except for the unrestricted right to enter into agreements with the ECF Lenders, it shall not enter into any standstill, forbearance or restructuring agreement (of any type or nature) in favour of the Convertible Debentureholders, the CTR Lenders (as secured parties under the CTR Guarantee Documents), CTR or any third party creditor which contains any terms, provisions or treatment that are more favourable to any such creditor, in the reasonable opinion of the Creditor not being offered such terms, provisions or treatment, than the terms of the Convertible Debenture Documents and the CTR Guarantee Documents as at the date of this Inter-Creditor Agreement, as identified in Schedule "A" and "B" respectively, unless each Creditor, or the other Creditor, as the case may be, shall be entitled to be accorded substantially similar benefits of any such terms, provisions or treatment, and SRT shall be required immediately to take any and all actions necessary to accord them substantially similar benefits of such terms, provisions or treatment, including, without limitation, revisions to the Convertible Debenture Documents or the CTR Guarantee Documents, as applicable. SRT's obligations under this Inter-Creditor Agreement shall not be exhausted by any one exercise of this clause, but shall survive for the term of this Inter-Creditor Agreement.

29.   Notices

  (a)
  The ECF Lenders, the Trustees and the CTR Lenders agree to provide to each other any written Notice of any Default or Event of Default under their respective Indebtedness or Security. However, nothing shall require any Party to declare a default or to take any action (including, without limitation, acceleration) as a result thereof.

  (b)
  The ECF Lenders, the Trustees and the CTR Lenders agree to provide each other with written Notice of any acceleration or other enforcement action taken under the terms of their respective Indebtedness or Security at the same time such Notice is provided to SRT. However, nothing shall require any Party to declare a default or to take any action (including, without limitation, acceleration) as a result thereof.

  (c)
  SRT agrees to provide the ECF Lenders, the Trustees and the CTR Lenders, as applicable, with any written Notice received from any Creditor of any Default, Event of Default, acceleration or other enforcement action immediately upon receipt (including, without limitation, any Notice received pursuant to Section 15(b).

  (d)
  Except as otherwise provided in this Inter-Creditor Agreement, whenever it is provided in this Inter-Creditor Agreement that any notice, demand, request, consent, approval, declaration or other communication (a "Notice") shall or may be given or delivered to or served upon any of the Parties by any other Parties, or whenever any of the Parties desires to give, deliver or serve upon any other Parties any Notice with respect to this Inter-Creditor Agreement, each such Notice shall be in writing and shall be deemed to have been validly given, delivered or served (1) upon the earlier of actual receipt and three (3) Business Days after deposit with Canada Post or US Mail, registered mail, return receipt requested, with proper postage prepaid, (2) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or Canada Post or US Mail as otherwise provided in this Section 29), (3) one (1) Business Day after deposit for next day delivery with a reputable overnight courier with all charges prepaid or (4) when delivered, if hand-delivered by messenger, all of which shall be addressed to the Party to be notified and sent to the address or facsimile number indicated in Schedule "G" or to such other address (or facsimile number) as may be substituted by Notice given as provided in this Section 29. The giving of any Notice required under this Inter-Creditor Agreement may be waived in writing by the Party entitled to receive such Notice. Failure or delay in delivering copies of any Notice to any Party designated in Schedule "G" to receive copies shall in no way adversely affect the effectiveness of such Notice.

30.   Role of Agents and Trustees

  (a)
  BNY Trust Company of Canada, in its capacity as Agent, has entered into this Inter-Creditor Agreement as collateral agent and administrative agent for the ECF Lenders, with the consent of the Requisite Lenders under the ECF Credit Agreement, and each of the ECF Lenders will be bound to the terms of this Inter-Creditor Agreement as if it was a signatory hereto. In granting or withholding consents under this Inter-Creditor Agreement or otherwise exercising its discretion, the Agent shall seek the instructions and approval of the ECF Lenders as and when required by the ECF Documents.

  (b)
  Computershare Trust Company of Canada has entered into this Inter-Creditor Agreement as Canadian Trustee and as collateral agent and administrative agent for the Convertible Debentureholders and Manufacturers and Traders Trust Company has entered into this Inter-Creditor Agreement as U.S. Trustee for the Convertible Debentureholders, in each case as provided in the Trust Indenture. Computershare Trust Company of Canada, as successor to Montreal Trust Company of Canada, will also continue as trustee for the holders of the 8.15% Debentures. This Inter-Creditor Agreement does not create any rights or obligations with respect to the 8.15% Debentures or the holders thereof.

  (c)
  BNY Trust Company of Canada in its capacity as Payment Agent, has entered into this Inter-Creditor Agreement as Payment Agent for the Creditors on the terms described in Section 5. The duties of the Payment Agent are non-discretionary and if the Payment Agent is required to exercise any discretion in the exercise of its duties, it may refuse to act unless and until it receives the consent of all the ECF Lenders, the Trustees and the CTR Lenders, or receives advice satisfactory to the Payment Agent as to the proper exercise of its duties.

  (d)
  Each of the ECF Lenders, the Trustees and the CTR Lenders shall provide to the Payment Agent an incumbency certificate setting out the names and sample signatures of Persons authorized to give instructions on their behalf to the Payment Agent under this Inter-Creditor Agreement. The Payment Agent shall be entitled to rely on such incumbency certificates until a revised certificate is provided to it under this Inter-Creditor Agreement. The Payment Agent shall be entitled to refuse to act upon any instructions given by a Party which are signed by any Person other than a Person described in the incumbency certificate provided to it pursuant to this Section 30(d). The Payment Agent shall be entitled to rely on, and act upon, any direction, order, instruction, notice or other communication provided to it under this Inter-Creditor Agreement which is sent to it by facsimile transmission.

31.   Language

        The parties hereby confirm their express wish that this Inter-Creditor Agreement and all related documents be drawn up in English, but without prejudice to any such documents which may from time to time be drawn up in French only, or in both English and French;

        Les parties confirment leur volonté expresse que la présente entente et tous les documents connexes soient rédigés en anglais, mais sans préjudice cependant à tous tels documents qui pourront à l'occasion être rédigés en français seulement, ou à la fois en anglais et en français.

32.   CTR Lenders

        To the extent anything in this Inter-Creditor Agreement purports to affect the rights of the CTR Lenders, it shall also equally and similarly affect any and all rights (including rights of CTR) they might purport to be able to exercise, including, without limitation, derivately through CTR or as secured creditors of CTR; the intention being that the CTR Lenders not be able to do indirectly that which they are agreeing not to do directly. Nothing in this paragraph shall have any effect on the rights of CTR or the CTR Lenders pursuant to the Support Agreement.

33.   Registrations

        The ECF Lenders, the Trustees and the CTR Lenders confirm that each has made only the registrations and filings in respect of its Security, the Support Agreement and the Subordination Pledge as set forth on the applicable Schedules to this Inter-Creditor Agreement.

        [SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF the Parties hereto have executed this Inter-Creditor Agreement as of the date first written above.

SR TELECOM INC.
Per:	/s/ WILLIAM AZIZ Name: William Aziz Title: Acting CEO
Per:	/s/ DAVID L. ADAMS Name: David L. Adams Title: Sr. VP, Finance and CFO

BNY TRUST COMPANY OF CANADA, as Agent for the ECF Lenders
Per:	/s/ HENRY HAMILTON Name: Henry Hamilton Title: Authorized Officer
Per:	Name: Title:

BNY TRUST COMPANY OF CANADA, as Payment Agent on behalf of the ECF Lenders, the Convertible Debentureholders and the CTR Lenders
Per:	/s/ HENRY HAMILTON Name: Henry Hamilton Title: Authorized Officer
Per:	Name: Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee for the Convertible Debentureholders
Per:	/s/ CHARLES ERIC GAUTHIER Name: Charles Eric Gauthier Title: Manager, Corporate Trust
Per:	/s/ RANNY SAUND Name: Ranny Saund Title: Administrator

MANUFACTURERS AND TRADERS TRUST COMPANY, as U.S. Trustee for the Convertible Debentureholders
Per:	/s/ JAY SMITH Name: Jay Smith Title: Vice-President
Per:	/s/ ROBERT D. BROWN Name: Robert D. Brown Title: Vice-President

EXPORT DEVELOPMENT CANADA, as a CTR Lender and as a Subordinate Creditor
Per:	/s/ SEAN MITCHELL Name: Sean Mitchell Title: Manager, Special Risks
Per:	/s/ ROBERT HODGES Name: Robert Hodges Title: Special Risks

INTER-AMERICAN DEVELOPMENT BANK, as a CTR Lender and as a Subordinate Creditor
Per:	/s/ HIROSHI TOYODA Name: Hiroshi Toyoda Title: Manager, Private Sector Development
Per:	Name: Title:

COMUNICACIÓN Y TELEFONIA, RURAL S.A.
Per:	/s/ DAVID L. ADAMS Name: David L. Adams Title: Director
Per:	Name: Title:

SCHEDULE "A"

CONVERTIBLE DEBENTURE DOCUMENTS

1.
Trust Indenture dated August 22, 2005 among SRT and the Trustees, providing, inter alia, for the issue of 10% secured convertible debentures by SRT.

2.
Global Convertible Secured Debenture in the amount of [Cdn$    •    ] dated August 22, 2005.

3.
Security Agreement dated August 22, 2005 by SRT in favour of the Canadian Trustee.

4.
Hypothec dated August 22, 2005 by SRT in favour of the Canadian Trustee.

5.
Form of Regulation S Temporary Global Debentures in the amount of [Cdn$    •    ] dated August 22, 2005.

6.
Form of Unrestricted Global Debentures in the amount of [Cdn$    •    ] dated August 22, 2005.

7.
Form of Fully Registered Debenture in the amount of [Cdn$    •    ] dated August 22, 2005.

Registrations/Filings:

[NTD: To be inserted.]

SCHEDULE "B"

CTR GUARANTEE DOCUMENTS

1.
Guarantee Agreement dated as of May 19, 2005 between SRT and the CTR Lenders.

2.
Security Agreement dated as of August 22, 2005 between SRT and the CTR Lenders.

3.
Deed of Hypothec dated as of August 22, 2005 between SRT and the CTR Lenders.

CTR LOAN DOCUMENTS

1.
EDC Senior Loan Agreement.

2.
IDB Senior Loan Agreement.

3.
Common Agreement.

4.
Performance Undertaking.

5.
Project Funds Agreement.

6.
Direct Agreement.

7.
Support Agreement.

8.
Subordination Pledge.

Registrations/Filings:

[NTD: To be inserted.]

SCHEDULE "C"

ECF DOCUMENTS

1.
Credit Agreement dated as of May 19, 2005 between SRT, the Agent and the Lenders as amended pursuant to a First Amendment to the Credit Agreement dated July 29, 2005 and a Second Amendment to the Credit Agreement dated August 5, 2005.

2.
Security Agreement dated as of May 19, 2005 between SRT and the Collateral Agent.

3.
Hypothec dated as of May 19, 2005 by SRT in favour of the Agent.

Registrations/Filings:

1.
Financing statement registered under the PPSA on May 5, 2005 as reference file no. 614831472 (registration number 200505 0933 1862 8434) against SRT in favour of BNY Trust Company of Canada.

2.
Deed of hypothec dated May 12, 2005 granted by SRT in favour of BNY Trust Company of Canada and registered at the Register of Personal and Movable Real Rights of Quebec on May 13, 2005 under numbers 05-0277642-0002 and 05-0277642-0001 and at the Land Register of the registration division of Montreal on May 13, 2005 under number 12 302 109.

SCHEDULE "D"

INTERCREDITOR AGREEMENT ASSIGNMENT AND ASSUMPTION AGREEMENT

        Reference is made to the Inter-Creditor Agreement dated as of August 22, 2005 (as amended, supplemented, waived, modified or restated from time to time, the "Inter-Creditor Agreement"), among SR Telecom Inc. ("SRT"), BNY Trust Company of Canada (as the "Agent") as agent for the ECF Lenders, BNY Trust Company of Canada as payment agent (as the "Payment Agent") on behalf of the ECF Lenders, the Convertible Debentureholders and the CTR Lenders, Computershare Trust Company of Canada (the "Canadian Trustee") and Manufacturers and Traders Trust Company (the "U.S. Trustee" and, collectively with the Canadian Trustee, the "Trustees") as trustees for the Convertible Debentureholders, Export Development Canada ("EDC") and Inter-American Development Bank ("IADB" and, collectively with EDC, the "CTR Lenders"), and Comunicación y Telefonia, Rural S.A. ("CTR"). Capitalized terms used and not defined herein, shall have the meanings set forth in the Inter-Creditor Agreement.

        [                        ] (the "Assignor") and [                        ] (the "Assignee") hereby agree as follows:

1.
The Assignor will irrevocably sell and assign to the Assignee, and the Assignee will irrevocably purchase and assume from the Assignor [Describe Obligations and/or Credit Documents assigned] in accordance with the [describe and attach assignment agreement] (the Obligations and/or Credit Documents so sold and assigned being herein called the "Assigned Interest")

2.
The Assignor hereby irrevocably sells and assigns the Assignor's rights and obligations related to such Assigned Interest as a Creditor under the Inter-Creditor Agreement.

3.
The Assignor:

(a)
represents and warrants that it is not aware of any claim or dispute with respect to the Inter-Creditor Agreement and has not received any Notice thereunder, save and except for the following matters: ["Nil" or list if necessary]

(b)
represents and warrants that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim;

(c)
represents and warrants that it has caused each of the relevant documents to bear the legend required by Section 22(b) of the Inter-Creditor Agreement to indicate that such documents are subject to the Inter-Creditor Agreement; and

(d)
makes no representation or warranty and assumes no responsibility with respect to the financial condition of SRT or the performance or observance by SRT of any of its respective obligations under the Inter-Creditor Agreement, any Credit Documents, or any other instrument or document furnished pursuant hereto or thereto.

4.
The Assignee:

(a)
represents and warrants that it is legally authorized to enter into this Intercreditor Agreement Assignment and Assumption Agreement (this "Agreement");

(b)
confirms that it has received a copy of the Inter-Creditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and

(c)
agrees that it will be bound by the provisions of the Inter-Creditor Agreement as if it was a party thereto in place of the Assignor, and will perform in accordance with their terms all the obligations which by the terms of the Inter-Creditor Agreement are required to be performed by it in place of the Assignor.

5.
The effective date of the assignment and assumption described in this Agreement shall be                         ,              (the "Effective Date"). Following the execution of this Agreement, a Notice thereof will be delivered to the Payment Agent for acceptance, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Payment Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Agent). The Assignor and the Assignee invite the Payment Agent, the Creditors and SRT to rely on the assumption by the Assignee hereunder of obligations due by it in place of the Assignor under the Inter-Creditor Agreement.

6.
From and after the Effective Date,

(a)
the Assignee shall be a party to the Inter-Creditor Agreement and, to the extent provided thereunder, shall have the rights and obligations in place of the Assignor thereunder and shall be bound by the provisions thereof; and

(b)
the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Inter-Creditor Agreement except as to matters relating to periods prior to the Effective Date.

7.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties to the Inter-Creditor Agreement is an intended third-party beneficiary of this Agreement.

[Signature page follows]

2

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.

[Name of Assignor]
By:
Name: Title:
By:
Name: Title:
[Name of Assignee]
By:
Name: Title:
By:
Name: Title:

ACKNOWLEDGED THIS      day of                         ,

SR TELECOM INC.

By:
Name: Title:

By:
Name: Title:

3

SCHEDULE "E"

SUBORDINATION PLEDGE

1.
Intercompany Loans Subordination Agreement dated as of May 15, 2002, as amended by a letter agreement dated March 29, 2005 between SRT, Chilean Holdco, CTR and the CTR Lenders.

2.
Subordinated Debt Pledge Agreement dated as of August 22, 2005 among SRT, Chilean Holdco, CTR and the CTR Lenders providing, inter alia, a pledge by SRT and Chilean Holdco to the CTR Lenders of any accounts due from CTR.

Registrations/Filings:

[NTD: To be inserted.]

SCHEDULE "F"

SUPPORT AGREEMENT

1.
Agreement dated as of May 19, 2005 between CTR, SRT, EDC and IADB providing, inter alia, for technical and financial support by SRT to CTR.

Registrations/Filings:

[NTD: To be inserted.]

SCHEDULE "G"

ADDRESSES FOR NOTICE

Party	Address	Facsimile Number
SR Telecom Inc.	8150 Trans-Canada Highway St. Laurent, Quebec H4S 1M5 ATTN: David Adams Senior Vice-President and CFO	(514) 956-4405
BNY Trust Company of Canada	4 King Street West Suite 1101 Toronto, Ontario M5H 1B6 ATTN: Senior Trust Officer	(416) 360-1711
Computershare Trust Company of Canada	1500, University Street Suite 700 Montréal, Quebec H3A 3S8 ATTN: General Manager Corporate Trust	(514) 982-7677
Manufacturers and Traders Trust Company	25 South Charles Street 16th Floor Baltimore, Maryland 21201 ATTN: Corporate Trust Department	(410) 244-4236
Export Development Canada	151 O'Connor Street Ottawa, Ontario K1A 1K3 ATTN: Sean Mitchell	(613) 598-3186
Inter-American Development Bank	1300 New York Avenue, NW Washington, DC 20577 ATTN: Manager, Private Sector Department	(202) 312-4135
Comunicación y Telefonia, Rural S.A.	[•] ATTN: •	[•]

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INTER-CREDITOR AGREEMENT
SCHEDULE "A" CONVERTIBLE DEBENTURE DOCUMENTS
SCHEDULE "B" CTR GUARANTEE DOCUMENTS
CTR LOAN DOCUMENTS
SCHEDULE "C" ECF DOCUMENTS
SCHEDULE "D" INTERCREDITOR AGREEMENT ASSIGNMENT AND ASSUMPTION AGREEMENT
SCHEDULE "E" SUBORDINATION PLEDGE
SCHEDULE "F" SUPPORT AGREEMENT
SCHEDULE "G" ADDRESSES FOR NOTICE